Exhibit 10.1

Summary of Non-Employee Director Compensation

Initial Equity Grant. Each newly appointed or elected non-employee director is granted, pursuant to the Company’s 2001 Stock Incentive Plan or 2004 Stock Incentive Plan, a number of unrestricted shares of common stock of the Company (“Common Stock”) having a valuation equal to approximately $90,000, valued at the per share closing price of the Common Stock as of the effective date of such director’s appointment or election.

Annual Equity Grant. At the Board’s first regularly scheduled meeting of each year, each non-employee director is granted shares of Common Stock having a valuation equal to $85,000, valued at the per share closing price of the Common Stock as of the date of such first Board meeting.

Retainer and Fees. Each non-employee director receives an annual retainer of $20,000 (plus an additional $10,000 for the Audit Committee chairman and an additional $5,000 for each other Board committee chairman) paid quarterly and reimbursement of reasonable incidental expenses. Each non-employee director also receives $1,500 for attendance at each Board meeting held “in person” and $1,000 for attendance at each Board meeting held by conference call. In addition, each non-employee director receives $1,500 for each Board committee meeting attended (plus, in the case of a Board committee chairman, an additional $1,000 for each committee meeting after the fourth such meeting in any given year).

Other Benefits. Each non-employee director is eligible to participate, at such director’s cost and election, in the Company’s medical and dental plans.

Employee Directors. A director who is also an employee of the Company receives no additional compensation for services as a director.